Consent Of Geological Consultant

I hereby consent to the inclusion and reference of my report dated July 18, 2007 entitled "Technical Report on the Elton Property” in the Registration Statement on Form SB-2 filed by Jupiter Resources Inc. with the United States Securities and Exchange Commission.  I confirm that I have reviewed Jupiter Resources Inc.’s summary of my geological report in its registration statement and concur will its contents.  I also consent to the inclusion of my name as an expert in Jupiter Resources Inc.’s registration statement and the filing of this consent as an exhibit to its registration statement.

October 04, 2007

/s/ T. Carpenter

T. Carpenter, B.Sc., P. Geo.

Professional Geologist